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                                                                    EXHIBIT 99.1

PRIVILEGED AND CONFIDENTIAL

Press Release

CONTACTS:

Robert L. Baumgardner, CEO
Patrick J. Hopper, CFO
Little Switzerland, Inc.
340-776-2010


FOR IMMEDIATE RELEASE

         LITTLE SWITZERLAND ANNOUNCES SETTLEMENT OF CLASS ACTION LAWSUIT

ST. THOMAS, U.S. VIRGIN ISLANDS -- (January 18, 2002) -- Little Switzerland, Inc. (OTC Bulletin Board: LSVI), the Caribbean-based specialty retailer, today filed a Current Report on Form 8-K disclosing that on January 7, 2002 the U.S. District Court for the District of Delaware entered an order of final judgment and dismissal in connection with the settlement of the class action complaint filed against the Company and certain of its former officers and directors.

      In connection with the settlement, prior to May 25, 2001, the Company caused $1,050,000 to be deposited into an escrow account. This settlement amount was paid from the proceeds of the Company's existing insurance coverage and will be distributed to the members of the class in accordance with the Stipulation and Agreement of Compromise, Settlement and Release, executed by the parties to the litigation in October 2001. The Company will have no responsibility for the administration of the settlement. The District Court's order confirms that the settlement is not to be construed as an admission of any liability or wrongdoing whatsoever by Little Switzerland or the other defendants in the class action.

      Commenting on the settlement, Robert L. Baumgardner, President and Chief Executive Officer, said "We believe that the settlement of this class action lawsuit is in the best interest of both the Company and our stockholders. We are pleased that this case has been resolved in a manner that will not affect the Company's results of operations and that we can now more fully focus on our business initiatives and strategies aimed at returning Little Switzerland to profitability."

      Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china and accessories, operating in 19 stores on five Caribbean islands, Florida and Alaska. The Company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.